UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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P. H. GLATFELTER COMPANY
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P. H. GLATFELTER COMPANY NOTICE OF ANNUAL MEETING OF SHAREHOLDERS Thursday, May 1, 2014 at 9:00 a.m. York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403

The 2014 Annual Meeting of the Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (the “Company”), a Pennsylvania corporation, will be held on Thursday, May 1, 2014 at 9:00 a.m., to consider and act upon the following items:

•	the election of nine members of the Board of Directors to serve until our next Annual Meeting and until their successors are elected and qualified

•	a proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014

•	advisory approval of the Company’s executive compensation and pay practices

•	such other business as may properly come before the Meeting

Only holders of record of the Company’s common stock at the close of business on March 11, 2014 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT, or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or by mailing a completed proxy card.

Kent K. Matsumoto

Secretary

March 31, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2014.

P. H. Glatfelter Company’s proxy statement for the 2014 Annual Meeting of Shareholders and P. H. Glatfelter Company’s 2013 Annual Report, are available via the Internet at

www.glatfelter.com/about_us/investor_relations/sec_filings.aspx.

FREQUENTLY ASKED QUESTIONS

When and where is the Annual Meeting?

The 2014 Annual Meeting of Shareholders is to be held on Thursday, May 1, 2014 at 9:00 a.m., at the York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403.

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on the Record Date may attend the Annual Meeting, and those shareholders attending in person will need an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting. For example, a shareholder may bring an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•	For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders who plan to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or by completing and mailing in their proxy card, but should retain the admission ticket and bring it with them to the Annual Meeting if they plan to attend.

•	Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company. Shareholders who are beneficial owners of Company stock should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record. If you are a registered shareholder, we sent this notice directly to you.

If your shares are held by you in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Board of Directors is soliciting your vote on matters to be considered at the 2014 Annual Meeting. Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online or by telephone, or voting in person at the Annual Meeting. The Board has appointed directors Richard L. Smoot and Kevin M. Fogarty, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies received from shareholders who are entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 11, 2014, the record date, may vote at the Annual Meeting. At the close of business on March 11, 2014, there were 43,201,017 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder. If you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares. You may vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT, or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). Please make certain you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with instructions.

If you are a beneficial owner. If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors), and Proposal 3 (advisory vote on executive compensation) are non-routine matters. The Company believes Proposal 2 (ratification of auditors) will be considered routine.

If a shareholder’s bank or broker does not receive the shareholder’s instructions how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company they do not have the beneficial owner’s authority to vote on the non-routine matter. We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 11, 2014, 43,201,017 shares of the Company’s common stock were outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstention or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes. After the formal business of the meeting has concluded and adjourned, the chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to three minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the meeting. Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy soliciting materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
1	Election of Directors	Majority of Votes Cast	No
2	Ratification of Deloitte as Independent registered public Accounting Firm	Majority of Votes Entitled to be Cast	Yes
3	Advisory Vote on Executive Compensation	Majority of Votes Entitled to be Cast	No

Election of Directors. The nine nominees for election as directors must be elected by a majority of votes cast, as this is an uncontested election. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections directors would be elected by a plurality of votes cast. Our by-laws provide that each person nominated for election must submit an irrevocable resignation in advance. The resignation will be effective if the nominee does not receive a majority of votes cast and, if the nominee is an incumbent director, the Board of Directors accepts the resignation.

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Advisory Vote on Executive Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse, or take no position on our compensation program for the Named Executive Officers (“NEOs”). A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve the executive compensation for the proposal to be adopted. While the Board of Directors intends to consider the shareholder vote on this proposal carefully, this vote is not binding on the Company and is advisory in nature.

What is the Board of Director’s recommendations for voting on these proposals?

The Board recommends a vote:

FOR the election of the nine nominees for director;

FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

FOR approval of the Company’s compensation policies and practices, and current executive compensation as discussed in this proxy statement.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the record date, on each item of business presented at the Annual Meeting, except that each shareholder has cumulative voting rights for electing directors. Cumulative voting means that a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by the number of directors to be elected. Accordingly, for the election of nine directors, a shareholder may cast that total number of votes “For” or “Withhold” all of those votes from, a single nominee, or may distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by nine.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

For the advisory vote on executive compensation, commonly known as a “say-on-pay” vote, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No. The Company’s by-laws required shareholders to submit to the Company, by November 29, 2013, advance notice of all director nominations and shareholder proposals to be considered at the 2014 Annual Meeting, regardless whether the shareholder seeks inclusion of their nomination or proposal in this proxy statement, or intends to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2014 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A proposal that a shareholder would like to present at the 2015 Annual Meeting must be submitted to the Company’s Secretary prior to the preparation of the 2015 proxy statement. To be included in the proxy statement for the 2015 Annual Meeting, a shareholder proposal must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than November 28, 2014. The Company’s by-laws prescribe the procedures a shareholder must follow to bring business before shareholder meetings. To bring matters before the 2015 Annual Meeting, and to include a matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s by-laws must be received by November 28, 2014.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other director nominee recommendations receive. If a shareholder wishes to recommend a nominee for director, the shareholder should submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary.

A shareholder may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and in the Company’s by-laws. To nominate a candidate for director at the 2015 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received at, the Company, no later than November 28, 2014.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

The notice must include:

•	if a shareholder is submitting a proposal, a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest the shareholder has in the business

•	if a shareholder is submitting a nomination for election to the Board, information regarding the nominee, including name, address, occupation, shares held, and a representation by the shareholder and the nominee that there are no undisclosed voting arrangements

•	the shareholder’s name and address, a description of the shares held, a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination

•	a representation that the shareholder will attend the 2015 Annual Meeting and submit the proposal or nominate the nominee

•	a description of any hedging arrangements for Company stock the shareholder has entered

•	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2015 Annual Meeting. The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or free of charge from the Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill nine director positions, each for one-year terms expiring on the date of the Company’s 2015 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board recommends that shareholders vote “For” each of the following director nominees: Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini, Richard L. Smoot and Lee C. Stewart, each of whom are currently serving as directors of the Company, for one-year terms expiring at the 2015 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. The nominees have consented to serve if elected to the Board.

If at the time of the Annual Meeting a director nominee is unable to serve, an event the Board does not anticipate, the Proxy Holders will vote for a substitute nominee as may be designated by the Board, unless the Board reduces the number of directors accordingly.

The following table highlights director nominee information obtained in part from the respective nominees and in part from Company records.

Name	Age	Director Since	Occupation	Other Public Boards	Committee Memberships
					Audit		Comp		Fin		Nom & Gov
Kathleen A. Dahlberg*	61	2001	CEO – G.G.I., Inc.	-	✓		✓
Nicholas DeBenedictis*	68	1995	Chairman, CEO, President - Aqua America	2			✓			✓C
Kevin M. Fogarty*	48	2012	President, CEO - Kraton Performance Polymers, Inc.	1					✓		✓
J. Robert Hall*	61	2002	Managing Director – Centerview Capital	-			✓					✓C
Richard C. Ill*	70	2004	Chairman - Triumph Group, Inc.	3		✓C			✓
Ronald J. Naples*	68	2000	Chairman Emeritus -Quaker Chemical Corp.	1	✓						✓
Dante C. Parrini	49	2010	Chairman, CEO – P. H. Glatfelter Co.	1					✓
Richard L. Smoot*	73	1994	Retired Regional Chairman – PNC Bank	-	✓						✓
Lee C. Stewart*	65	2002	Private Financial Consultant	3				✓C	✓
* indicates director is independent C indicates committee chairperson

More Information about Director Nominees

Kathleen A. Dahlberg

Ms. Dahlberg has been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors, since 2006 and served as a director of Theragenics Corporation from May 2008 to November 2013. Ms. Dahlberg has held Vice-Presidential positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan plc and American Broadcasting.

Specific qualifications and experience of particular relevance to the Company

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, and international operations, as well as strategic planning, operations and risk management, and corporate governance. Ms. Dahlberg has more than 12 years of experience as a director of public companies.

Nicholas DeBenedictis

Mr. DeBenedictis has been the Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly-traded water company, since May 1992. He has also served as a director of Exelon Corporation since 2003. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility where he was responsible for government relations, economic development and environmental policies, plus implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two cabinet positions in Pennsylvania government: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development. Prior to that, Mr. DeBenedictis served in senior level positions with the U.S. Environmental Protection Agency.

Specific qualifications and experience of particular relevance to the Company

Mr. DeBenedictis has significant experience with government and public policy, public interest, regulated industries, public company finance and financial reporting, as well as strategic planning, operations and risk management, and corporate governance. Mr. DeBenedictis has more than 19 years of experience as a director of public companies.

Kevin M. Fogarty

Mr. Fogarty has been the President and Chief Executive Officer of Kraton Performance Polymers, Inc. since 2008. He is also a director of the company and a director of its principal operating subsidiary, Kraton Polymers LLC, a leading global producer of engineered polymers and styrenic block copolymers. Mr. Fogarty previously served as Executive Vice President of Global Sales and Marketing at Kraton from 2005 to 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including as President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business.

Specific qualifications and experience of particular relevance to the Company

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management, and corporate governance. Mr. Fogarty has more than 4 years of experience as a director of public companies.

J. Robert Hall

Mr. Hall has been a Managing Director of Centerview Capital, an operationally oriented private equity firm focused on the U.S. consumer middle market, since January 2014. Previously he was CEO of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food & consumer goods industry holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands and Chairman of Wise Foods and served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Specific qualifications and experience of particular relevance to the Company

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, as well as strategic planning, M&A and corporate governance. Mr. Hall has more than 14 years of experience as a director of public companies.

Richard C. Ill

Mr. Ill has been the Chairman of the Board of Triumph Group, Inc., a public, international aviation services company, since 2012. Mr. Ill was the Chairman and Chief Executive Officer of Triumph Group from 2009 to 2012. He served as President and Chief Executive Officer of Triumph from 1993 to 2009. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he ultimately founded what is now Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. Mr. Ill was appointed a director of Mohawk Industries, Inc. in May 2011, and was re-elected to the board of Airgas, Inc. in November 2013. He previously served as a director of Airgas from July 2004 through September 2010.

Specific qualifications and experience of particular relevance to the Company

Mr. Ill has significant experience with general management, acquisitions and strategic partnerships, manufacturing, professional services, international operations, research and development and regulated industries, as well as strategic planning, operations and risk management, and corporate governance. Mr. Ill has 19 years of experience as a director of public companies.

Ronald J. Naples

Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public, specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker’s Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs, and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples currently serves as a director of Glenmede Trust Company and the Philadelphia Contributionship, and is past Chairman of the Federal Reserve Bank of Philadelphia. Mr. Naples was elected to the Board of Penn National Gaming in June 2013.

Specific qualifications and experience of particular relevance to the Company

Mr. Naples has significant experience with government and public policy, professional services, public interest, manufacturing, international operations, public company finance and financial reporting, as well as strategic planning, operations and risk management, and corporate governance. Mr. Naples has over 30 years of experience as a director of public companies.

Dante C. Parrini

Mr. Parrini is currently the Chairman, President and Chief Executive Officer, serving as President and Chief Executive since January 2011, and Chairman of the Board since May 2011. He previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. Prior to 2005, Mr. Parrini was Senior Vice President and General Manager, a position that he held since January 2003. Mr. Parrini joined Glatfelter in 1997 and prior to 2003 held various executive positions responsible for the company’s operations, sales and marketing. Mr. Parrini has also served on the board of H. B. Fuller Company since 2012.

Specific qualifications and experience of particular relevance to the Company

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, as well as overseeing the legal and human resources functions and leading strategy development. Mr. Parrini has over 21 years of executive experience including three years as a public company director.

Richard L. Smoot

Mr. Smoot retired in 2002 from the position of Regional Chairman, PNC Bank, Philadelphia/South Jersey Markets, a position he held since 2001. From July 1991 to December 2000, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank, Mr. Smoot served as First Vice President and Chief Operating Officer of the Federal Reserve Bank of

Philadelphia. During his career, Mr. Smoot has served in a variety of leadership positions for a host of governmental, for- and non-profit agencies and firms in both the public and private sector, including serving as a Director of Aqua America, Inc. from January 1998 to May 2012.

Specific qualifications and experience of particular relevance to the Company

Mr. Smoot has significant experience with professional services, public interest, financial services, finance and banking, and public company accounting and financial reporting, as well as strategic planning, operations and risk management, and corporate governance. Mr. Smoot has over 15 years of experience as a director of public companies.

Lee C. Stewart

Mr. Stewart is a private financial consultant with over 25 years experience as an investment banker. Mr. Stewart was a Vice President at Union Carbide Corporation from 1996 to 2001 where he was responsible for various Treasury and Finance functions, and formerly, from 2001 to 2002, was CFO of Foamex International, Inc. Mr. Stewart is also a director of AEP Industries, Inc., a NASDAQ-listed chemical company, and a director of ITC Holdings Corp. a NYSE-listed electricity transmission company. Mr. Stewart served as a director of Marsulex, Inc., a Toronto-listed chemical company, from 2000 until it was sold in 2011. In 2013, Mr. Stewart was appointed to the Board of Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials.

Specific qualifications and experience of particular relevance to the Company

Mr. Stewart has significant experience with professional services, financial services, finance and banking, and public company accounting and financial reporting, as well as strategic planning, operations and risk management, and corporate governance. Mr. Stewart has over 18 years of experience as a director of public companies.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2014, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2013.

A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2013 and 2012?

For the years ended December 31, 2013 and 2012, the aggregate fees billed by Deloitte and paid by the Company to Deloitte were as follows:

	2013	2012

Audit Fees (1)	$2,932,092	$2,517,701
Audit Related Fees (2)	15,090	6,429
Tax Fees (3)	235,425	215,761
Other	17,200	–

Total Fees	$3,199,807	$2,739,891

(1)	Audit Fees - For Deloitte’s audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services normally provided for statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – For Deloitte’s assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote (1) above.

(3)	Tax Fees - For Deloitte’s tax compliance, tax advice and tax planning services, including tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.

All of Deloitte’s 2013 services for the Company were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate this authority in writing to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(“Say-on-Pay” Vote)

Executive compensation is an important matter for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance, be fair, competitive and reasonable, and should be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles, and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2013 compensation of the Named Executive Officers.

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders of P. H. Glatfelter Company (the “Company”) approve the compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis, and the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934 and the implementing rules of the U.S. Securities and Exchange Commission.

As an advisory vote, the results of the voting on this proposal are non-binding. Nevertheless, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Last year, the Company’s shareholders approved the Company’s compensation practices and executive pay with a 94.8% affirmative vote. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2015 Annual Meeting.

Ownership of Company Stock

To the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 11, 2014, (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each director, director nominee and Named Executive Officer; and (iii) all directors, director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares to which a person has the right to acquire beneficial ownership within sixty (60) days are considered beneficially owned by that person.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner		Shares Beneficially Owned(1)			Total Number of Shares Owned (1)			% of Class
BlackRock, Inc.		3,943,941			3,943,941	(2)		9.1%
Dimensional Fund Advisors LP		3,634,534			3,634,534	(3)		8.4%
The Vanguard Group, Inc.		2,682,404			2,682,404	(4)		6.19%
Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned		Outstanding Options to Purchase		Total Number of Shares Owned (1)	% of Class
Jonathan A. Bourget	V. P. & GM, Airlaid Materials Business Unit	5,192			–		5,192	*
Kathleen A. Dahlberg	Director	28,552	–		2,500		31,052	*
Nicholas DeBenedictis	Director	23,704	–		–		23,704	*
Kevin M. Fogarty	Director	–	–		–		–	*
J. Robert Hall	Director	27,802	–		–		27,802	*
Richard C. Ill	Director	26,732	–		–		26,732	*
John P. Jacunski	Senior V. P. & CFO	42,183	2,938	(5)	–		45,121	*
Brian E. Janki	V. P. & GM, Specialty Papers Business Unit	–	49	(6)	–		49	*
Ronald J. Naples	Director	26,518	–		2,500		29,018	*
Dante C. Parrini	Chairman of the Board & CEO	64,039	6,304	(7)	–		70,343	*
Martin Rapp	V. P. & GM, Composite Fibers Business Unit	22,831	–		–		22,831	*
Richard L. Smoot	Director	18,132	–		–		18,132	*
Lee C. Stewart	Director	26,052	–		–		26,052	*
All directors and executive officers as a group (18 individuals) * indicates ownership of < 1%		371,440	17,758		5,000		394,198	1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares voting or investment power for such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and Named Executive Officer of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.

(2)	Pursuant to a Schedule 13G filed on January 17, 2014, consists of shares beneficially owned, as of December 31, 2013, by BlackRock, Inc. BlackRock, Inc. is a parent holding company which has sole voting authority over 3,786,981 shares and sole investment authority over 3,943,941 shares. BlackRock Advisors LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management, LLC, BlackRock Fund Management Ireland Limited, BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited, and BlackRock International Limited are subsidiaries of BlackRock, Inc. that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

Pursuant to a Schedule 13G filed on February 10, 2014, consists of shares beneficially owned, as of December 31, 2013, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting power over 3,546,452 shares and investment authority over 3,634,534 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,634,534 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice, and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)	Pursuant to a Schedule 13G filed on February 11, 2014, consists of shares beneficially owned, as of December 31, 2013, by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor which has sole voting and investment authority over 2,622,561 shares. Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 59,843 of the shares reported by The Vanguard Group, Inc. Vanguard Investments Australia, Ltd. is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 3,900 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Consists of 2,938 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(6)	Consists of 49 shares held by Mr. Janki through the Company’s 401(k) Plan.

(7)	Consists of 6,304 shares held by Mr. Parrini through the Company’s 401(k) Plan.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2013 regarding the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)(4)
Equity compensation plans approved by security holders	2,988,947	$13.89	2,179,443
Equity compensation plans not approved by security holders	—	—	—

Total	2,988,947	$13.89	2,179,443

(1)	Includes 10,000 non-qualified stock options, 600,888 restricted stock units (“RSUs”), 400,926 performance shares and 1,977,133 stock-only stock appreciation rights (“SOSARs”).

(2)	Weighted average exercise price is based on outstanding non-qualified stock options and SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

(4)	Performance shares awards are paid out at between 0% and 150% of target depending on performance. For purposes of this calculation, it is assumed that Performance Share Awards will be paid at 100% of target.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2013, its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE on a timely basis, with the exception of a Form 4 filed on November 25, 2013 for Mr. Jonathan Bourget that was filed two weeks late due to a delay in receipt of trade details from his broker.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles

The Board and Management of the Company are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance. The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter. The Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx. The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page containing among other things, the Code of Business Conduct, a listing of its Board of Directors and Executive Officers, the charters of each of the Committees of the Board of Directors, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, and other related material. Copies of these materials are available in print at no charge upon request directed to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of nine members. Each year, the Board elects one of its members to serve as Chairperson. Under the Board’s governance structure, the Chairperson:

•	chairs all meetings of the Board other than executive sessions

•	identifies strategic issues that should be considered for the Board agenda

•	consults with directors in the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chairperson, the Board reviews its governance structure and the qualifications of each director and determines which director is best qualified to chair the Board. The Board believes the Company and its shareholders are best served by having a Chairperson with wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan. Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that, at this time, Dante C. Parrini is the director best qualified to serve in the role of Chairman and in February 2014 nominated Mr. Parrini to be Chairman, subject to his re-election as a director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chairman and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director. In February 2014 the Nominating & Corporate Governance Committee nominated, and the independent directors elected J. Robert Hall, one of the independent directors, to be the Lead Director. The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions. The Lead Director communicates to the Chairman and CEO regarding the discussions at executive sessions as appropriate. In addition, in the absence or disability of the Chairman, the Lead Director has the authority and performs the duties of the Chairman, as provided in Section 2.18 of the Company’s by-laws, including presiding at any Board meeting at which the Chairman is not in attendance.

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the New York Stock Exchange (“NYSE”) standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Principles. In addition, each director or nominee for director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that director (or an immediate family member), the Company, and/or Company Management.

The Board has determined the following directors are independent and do not have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Fogarty, Hall, Ill, Naples, Smoot and Stewart. The Board has determined Mr. Parrini, as the Company’s CEO, is deemed not to be an independent director by NYSE standards and the Company’s Corporate Governance Principles.

Evaluation of Nominees for Board of Directors

The Nominating and Corporate Governance (“NCG”) Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of Management. When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee specifically reviews the qualifications of each director candidate for election or re-election, including for incumbent directors, the director’s understanding of the Company’s businesses and the environment within which the Company operates, attendance and participation at meetings, and independence, including any relationships with the Company. Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all director candidates, it presents its recommended slate of directors to the Board for consideration and approval. The NCG Committee also discusses with the Board any candidates who were considered by the NCG Committee but not recommended for election or re-election as directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/corporate_governance/default.aspx.

Based on the process described above, the NCG Committee recommended and the Board determined to nominate each of the incumbent directors for re-election at the Annual Meeting. The NCG Committee and Board concluded that each of the incumbent directors should be nominated for re-election based on their individual experience, qualifications, attributes and skills. The NCG Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and fiber-based engineered materials. In particular, the NCG Committee and the Board considered the following:

–	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members

–	The nominees’ experiences relate to and derive from a broad range of occupations and industries, providing both differing viewpoints among the nominees and familiarity with many diverse markets targeted by the Company’s businesses and environments affecting the implementation and execution of the Company’s business plans

–	Each nominee possesses a wide array of specific skills and areas of experience and expertise as discussed earlier in the Director Nominee section

Majority Voting Policy

The Company’s by-laws and Corporate Governance Principles provide a majority-voting policy for the election of directors.

Our By-laws provide that each person nominated for election as a director must submit an irrevocable resignation in advance of the election. In an uncontested election, if any nominee who is not an incumbent receives a plurality of the votes but does not receive a majority of votes cast, the resignation will be automatically accepted. If a nominee who is incumbent director receives a plurality of the votes but does not receive a majority of votes cast, the NCG Committee will consider the resignation tendered by the affected director and make a recommendation to the Board whether to accept it. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the NCG Committee and the Board may consider any factors or other information they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release or filing with the SEC. Any director tendering his or her resignation pursuant to this provision may not participate in the NCG Committee’s recommendation or Board decision whether to accept his or her resignation.

A director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws or may amend the Company’s by-laws to decrease the size of the Board.

Continuing Board Education

The Nominating and Corporate Governance Committee periodically reviews and oversees orientation programs for newly elected directors and continuing education programs for incumbent directors. The Company is also a member of the NYSE Corporate Board Member Board Leadership Program, which provides continuing education programs, conferences and other resources for the Company’s directors and executives.

Board Meetings

The Board held six meetings during 2013. The standing committees established by the Board held a total of 23 meetings in 2013. Each incumbent director attended at least 93% of the total number of Board and Committee meetings on which he or she served in 2013. Non-management directors meet in regularly scheduled executive sessions (without Management), at which the Lead Director presides.

The Company does not have a policy regarding director attendance at the Annual Meeting; however, directors generally attend the Annual Meeting. All but one of the directors attended the 2013 Annual Meeting.

Committees of the Board of Directors

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of four directors: Mr. Ill (Chairperson), Ms. Dahlberg, and Messrs. Naples and Smoot. In the opinion of the Board, all four Audit Committee members meet the director independence requirements set forth in the NYSE listing standards and the SEC’s applicable rules and regulations in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. Ill, Naples and Smoot are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards.

In accordance with its Board-approved charter, the purpose of the Audit Committee is to assist the Board with oversight of (i) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, (ii) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The specific duties of the Audit Committee are described in the Audit Committee charter available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx

The Audit Committee has the authority to retain specialized legal, accounting, or other experts as it deems necessary to carry out its duties. The Audit Committee held eight meetings during 2013.

Compensation Committee

The Compensation Committee currently consists of four directors: Mr. Stewart (Chairperson), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four Compensation Committee members meet the director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement.

In accordance with its Board-approved charter, the Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; and provide competitive and reasonable compensation opportunities. The Compensation Committee also reviews, recommends for approval by the Board, and oversees the Company’s perquisite plans, management plans, long-term incentive plans, defined benefit plans, contribution plans, and other welfare benefit plans. A complete description of the Compensation Committee’s functions is contained in its Committee Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

Additional information regarding the engagement of an independent compensation consultant and the processes and procedures for consideration and determination of executive and director compensation is discussed later in this proxy statement. The Compensation Committee held seven meetings in 2013.

Finance Committee

The Finance Committee currently consists of five directors: Mr. DeBenedictis (Chairperson) and Messrs. Fogarty, Ill, Parrini and Stewart. The Finance Committee advises the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. The specific functions of the Finance Committee are described in its Committee Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx. The Finance Committee held four meetings during 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of four directors: Mr. Hall (Chairperson) and Messrs. Fogarty, Naples and Smoot. In the opinion of the Board, all four members of the Nominating and Corporate Governance Committee meet the director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its

Board-approved charter, in addition to reviewing candidates for election to the Board, the Nominating and Corporate Governance Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with such guidelines, and reviews corporate governance guidelines periodically to assure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.

The specific functions of the Nominating and Corporate Governance Committee are outlined in its Committee Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

The Nominating and Corporate Governance Committee has the authority to retain director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. The Nominating and Corporate Governance Committee held four meetings during 2013.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board reviews and considers the primary risks associated with those units and functions. The Board also reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Committees also oversees the management of Company risks falling within a Committee’s areas of responsibility. In performing this oversight function, each Committee has full access to Management as well as the ability to engage advisors. At each Board meeting, the Chairperson of each Committee reports to the Board on the Committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes designed to identify the primary risks to the Company’s business. These programs and policies are overseen, supervised and administered by Management, which periodically updates the Board and the Committees of the Board on material risks that have been identified or publicly disclosed. The Company’s Manager, Internal Audit, who functionally reports to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings, the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, and the Company’s Manager, Internal Audit. The Audit Committee provides periodic reports to the Board on these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company. Based on its review throughout the year, the Compensation Committee has concluded the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

Payments to Directors in 2013

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Kathleen A. Dahlberg	$72,500	$79,995	$3,979	$156,474
Nicholas DeBenedictis	70,000	79,995	3,979	153,974
Kevin M. Fogarty	62,000	79,995	2,956	144,951
J. Robert Hall	74,000	79,995	3,979	157,974
Richard C. Ill	81,500	79,995	3,979	165,474
Ronald J. Naples	69,500	79,995	3,979	153,474
Richard L. Smoot	69,500	79,995	3,979	153,474
Lee C. Stewart	73,500	79,995	3,979	157,474

(1)	Only non-employee directors receive compensation for service on the Board.

(2)	The amounts include annual retainer fees, meeting fees and chair fees earned and paid, or to be paid, in cash.

(3)	The amounts listed are comprised of the fair market value of $24.82 per share in accordance with FASB ASC 718 for RSUs granted on May 9, 2013.

(4)	Represents dividend equivalents paid to the non-employee directors in 2013. The directors earn dividend equivalents on their outstanding RSUs.

Base Compensation -- Cash

In 2013, non-employee directors received an annual retainer fee of $42,000, paid in cash. In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each Board or Committee meeting that they attended (except for the two-day Board retreat, for which directors were paid $2,000). The director serving as Chairperson of the Audit Committee was paid an additional $15,000 in cash for his service; the director serving as Chairperson of the Compensation Committee was paid an additional $10,000 in cash for his service; the director serving as Chairperson of the Finance Committee was paid an additional $5,000 in cash for his service; and the director serving as Chairperson of the Nominating and Corporate Governance Committee received an additional $7,500 in cash for his service.

In February 2014, the Board updated director compensation by making the following changes:

–	Increasing the annual Board retainer from $42,000 to $60,000

–	Eliminating Board meeting and annual retreat fees

–	Increasing the annual Chair retainers for the Compensation and Finance Committees by $2,500 to $12,500 and $7,500, respectively

–	Increasing the annual grant of RSUs from $80,000 to $90,000

–	Providing for an annual cash retainer of $20,000 for the Lead Director that will be paid in addition to any Committee or Chair fees

All other components of the current package (Committee meeting fees and other Chair retainers) remain unchanged. All accrued, but unpaid, director cash compensation payments are made on each May 1 and November 1.

Base Compensation – Equity

In 2013, each non-employee director received an annual restricted stock unit (“RSU”) award valued at $80,000 on the grant date. Such awards will vest over a three-year period. RSUs granted to directors since 2009 will immediately vest upon a change in control. In the event of the death or disability of the Director, all unvested RSUs shall become immediately vested, and the restrictions with respect to such RSUs shall lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for directors, every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such director for serving on the Board, but not including any fees paid to a director for attending meetings of the Board or any Committee or for serving as a Chairperson. No such elections were made in 2013.

Other Benefits

Each non-employee director is covered by the Company’s director and officer liability insurance, as well as the Company’s travel accident insurance.

Share Ownership Guidelines

The Company has established share ownership guidelines for its non-employee directors in order to enhance alignment with shareholders’ interests. For 2013, the share ownership guidelines required that each director owned shares of the Company’s common stock which, in aggregate, were equal in value to at least five times the then-current annual Board retainer (equal to 17,500 shares based on a stock price of $12.00 per share, the closing price of the Company’s common stock at the time the guidelines were initially adopted). Directors had up to five years to attain this guideline share ownership level. As of December 31, 2013, all of the non-employee directors were in compliance with the share ownership guideline.

In February 2014, the Board approved updated share ownership guidelines for the directors, eliminating the five-year period to attain the required ownership level, and providing that a Director is not permitted to sell shares until he or she holds shares with a value equal to 5X the new annual Board retainer of $60,000. Directly held shares and unvested RSUs continue to count toward attainment of the guideline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the compensation decisions that have been made by the Compensation Committee for the programs, and the factors considered in making the decisions. The CD&A focuses on the compensation of the following 2013 Named Executive Officers (“NEOs”):

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer

•	John P. Jacunski, Executive Vice President and Chief Financial Officer

•	Brian E. Janki, Vice President and General Manager, Specialty Papers Business Unit

•	Martin Rapp, Senior Vice President and General Manager, Composite Fibers Business Unit

•	Jonathan A. Bourget, Vice President and General Manager, Advanced Airlaid Materials Business Unit

Mr. Janki joined the Company on August 14, 2013 as Vice President and General Manager of the Specialty Papers Business Unit replacing the former incumbent who resigned from the Company in May 2013. Details regarding Mr. Janki’s compensation package are included in the “Elements of Compensation” section of this CD&A.

Executive Summary

Our Business

Glatfelter is a global leader in the manufacturing of specialty papers and fiber-based engineered materials. We operate eleven production facilities and employ approximately 4,400 employees worldwide. 2014 marks the Company’s 150th anniversary commemorating a legacy built on quality, integrity, and innovation. Additional information about our business can be found in our Annual Report posted at http://www.glatfelter.com/about_us/investor_relations/annual_reports.aspx.

2013 Business Highlights

2013 was a successful year for Glatfelter as we reported record revenues, significantly grew earnings, completed a significant acquisition and generated substantial free cash flow. We have invested in both organic growth opportunities and an acquisition to capitalize on our leading positions in growing markets such as tea, single serve coffee, feminine hygiene and nonwoven wall cover.

Highlights of our results for the year included:

•	Net sales increased to a record $1.7 billion;
•	Adjusted earnings per share increased 12%;
•	The Company completed a $211 million acquisition of Dresden Papier, a leading supplier to the growing nonwoven wall cover markets;

•	We continued to invest in organic growth, including completing a $50 million capacity expansion project for Composite Fibers;
•	Composite Fibers operating profit increased 73% including 22% on an organic basis;
•	Advanced Airlaid Materials’ operating profit increased 19%;
•	Specialty Papers’ shipping volumes increased 1.4% outperforming the broader uncoated free sheet market for the 9th consecutive year;
•	$94 million of adjusted free cash flow was generated by improved earnings, effective working capital management and disciplined capital investments;
•	One year Total Shareholder Return of 61% and three year Total Shareholder Return of 142%;
•	An 8.8% return on invested capital exceeded the Company’s weighted average cost of capital; and
•	Our common stock dividend was increased by 11%.

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives who are crucial to the success of the Company and to creating long-term shareholder value. Our programs are driven around three principles:

Compensation Principles	Rationale
Pay for Performance	To reward achievement of specific Company financial performance goals that are aligned with strategic initiatives the Company has determined drive shareholder value.
Pay at Risk	To provide a mix of compensation with strong emphasis on short- and long-term incentives linked to Company and individual performance.
Shareholder Alignment	To align the interests of our NEOs with shareholders by encouraging a meaningful personal stake in the Company. This is achieved through stock ownership guidelines, equity-based NEO compensation, and linking incentive compensation performance goals to key financial metrics.

Linkage of Company Performance with NEO Compensation

The Company provides four elements of compensation: base salary, short-term and long-term incentives, and other benefits. Additional details regarding the compensation programs are included in the “Compensation Programs” and “Elements of Compensation” sections of this CD&A. We believe our executive compensation programs create close alignment between our performance and executive rewards because the value that is achievable from two of the four elements is variable and is directly tied to the Company’s performance.

For 2013, our NEOs’ annual incentives under the Company’s Management Incentive Plan (“MIP”) were contingent on the achievement of Operating Net Income (ONI) and Free Cash Flow (each as defined on page 33) to encourage the executives to focus on earnings and cash flow generation at the corporate level. The business unit leaders (Messrs. Rapp, Janki, and Bourget) are also incented on an operating profit metric specifically aligned to the performance of their respective business units.

The 2013 long-term incentive program (“LTIP”) consisted of a combination of performance share awards (“PSAs”) and stock-only stock appreciation rights (“SOSARs”) and, therefore, is 100% performance-based. SOSARs directly link executive compensation to the interests of shareholders through awards which have a value that is entirely dependent on appreciation in the Company’s common stock price. The PSAs provide an opportunity to receive shares of Company common stock contingent upon the achievement of goals tied to three-year cumulative adjusted EBITDAP (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items) and Return on Capital Employed (“ROCE”).

Based on the Company’s 2013 performance results, the NEOs received the following compensation:

•	Base salaries:

–	Increases ranged from 2% to 28%, with Mr. Parrini receiving a 28% base salary increase in 2013 to recognize his leadership in driving the Company’s results since assuming the role of CEO and to further align his base salary to the 50th percentile of the peer group, which prior to the increase fell short of this goal.

•	Short-term incentive (“STI”) awards payable under the MIP:

–	Messrs. Parrini and Jacunski earned 94.2% of their individual payout target amount based on the achievement of ONI and Free Cash Flow results as compared to the financial targets established by the Compensation Committee at the start of the performance period.

–	Mr. Rapp earned 101.6% of his individual payout target based on a portion of his incentive comprised of results from achievement of ONI and Free Cash Flow, and an additional component based on the Composite Fibers operating profit results.

–	Mr. Bourget earned 103.2% of his individual payout target based on a portion of his incentive comprised of results from the achievement of ONI and Free Cash Flow, and an additional component based on Advanced Airlaid Materials operating profit results.

–	Mr. Janki earned $44,750 which was a guaranteed minimum payment negotiated at the time of his employment based on compensation he would have received from his previous employer had he not elected to join the Company.

•	Long-term incentives (“LTI”):

–	The Company provided market-competitive annual equity awards to Messrs. Parrini, Jacunski, Rapp, and Bourget, tied to long-term performance measures which align with the Company’s three-year strategic plan.

–	In addition to his annual equity award, Mr. Parrini was provided a retention grant in December 2013 of 100,000 restricted stock units designed to retain his strong leadership over the next five years. The Board believes Mr. Parrini’s role as CEO is critical to the future success of the Company given his ability to execute the Company’s strategy since assuming the role of CEO in 2011 and as the Company continues to expand its global footprint. The amount of the grant was determined to be sufficient to provide a strong retention incentive and to provide a sufficient reward for his leadership over an extended period. Mr. Parrini must remain continuously employed for five years to receive the award.

–	As part of his negotiated employment compensation, Mr. Janki was granted a total of 29,715 performance shares to immediately align his interests with the long-term objectives of the Company and to offset lost equity value from his previous employer.

–	Messrs. Parrini, Jacunski, Rapp and Bourget earned and received 78.3% of the PSAs granted in 2011 which vested on December 31, 2013 as a result of cumulative EBITDAP and ROCE performance for the three-year performance period. Mr. Janki was not an employee at the time the awards were granted.

–	Messrs. Jacunski and Rapp were each provided a retention grant in February 2014 of 15,892 and 14,988 restricted stock units respectively. Similar to Mr. Parrini, the Board believes Messrs. Jacunski and Rapp are essential to executing the Company’s strategic plan. The amount of the grants was determined to be sufficient to provide a strong retention incentive and to provide sufficient reward for their leadership over an extended period. Both Messrs. Jacunski and Rapp must remain continuously employed for five years to receive the award.

Overview of New or Revised Compensation Policies

As part of its annual review of the Company’s compensation programs, the Compensation Committee determined several changes were warranted to further enhance the programs’ design and good governance practices.

•	A clawback policy was adopted to cover current or former executives and key managers, to provide the opportunity to recover short-term and long-term incentive awards in the event of a financial misstatement or intentional misconduct.

•	Provisions to prohibit hedging and pledging of Company stock were added to the Company’s existing insider trading policy.

•	Executive physicals and enhanced long-term disability benefits were adopted to further reinforce the importance of our executives’ health and long-term well-being.

•	Existing executive share ownership guidelines were strengthened to increase the NEOs’ level of required stock ownership, including a five times multiple of base salary for the CEO, to further align executives with the interests of our shareholders and the Company’s long-term growth strategy.

Compensation Programs

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s core values. The Committee designed the Company’s compensation programs to reward executive officers for creating long-term shareholder value and to attract, retain and motivate the executive officers crucial to the Company’s success. The Committee recommends approval of the Company’s compensation philosophy to the Board, and oversees the compensation programs for the NEOs and other executive officers of the Company. All compensation decisions impacting the Chief Executive Officer are recommended by the Committee but ultimately require approval from the Board of Directors.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites. The Company’s compensation programs generally target total compensation at the 50th percentile of the market but provide flexibility to deviate from the target to support Company growth strategies and evolving talent needs. A significant portion of each NEO’s compensation is tied to the Company’s financial performance. The opportunity to earn incentive compensation, and the risk, generally increases commensurate with the NEO’s level of responsibility.

The Committee evaluates NEO incentive compensation under the Company’s MIP and LTIP. MIP compensation is dependent on the Company achieving certain ONI and Free Cash Flow goals. LTIP compensation is dependent on longer-term performance metrics, including the achievement of cumulative three-year adjusted EBITDAP and ROCE goals. The Committee reviews these incentive plans annually as discussed in the risk oversight section on page 22 to determine whether they present undue risk to the Company.

Determination of Compensation Levels and Peer Group

The Compensation Committee seeks input from certain NEOs, external advisors, and other company executives when determining compensation decisions. Specifically:

•	The Committee retains an independent compensation consultant (“Consultant”) to provide advice, information, and analysis on executive compensation and benefits

•	The Committee consults with the Company’s CEO, Senior Vice President of Human Resources and Administration and the Consultant to design the compensation programs

•	The Committee consults with the CEO, CFO, the Consultant and external legal counsel to obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs

•	Compensation decisions which pertain to the NEOs (other than the CEO) are made by the Committee with consideration of recommendations from the CEO and guidance received from the Consultant

•	The Company’s legal counsel and human resources staff provide legal, governance and technical input to the Committee.

The Committee may invite NEOs to attend portions of its meetings; however, the Committee usually meets in executive session both alone and with the Consultant to reach final decisions regarding NEO compensation.

The compensation level for each NEO (other than the CEO) is approved by the Committee. In addition, the Committee approves stock-based compensation for executive officers who are not NEOs. In the case of the CEO, the Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of Management, and then provides its recommendation to the independent members of the Board for approval.

To assist with reviewing NEO compensation, Management provides the Committee with a comprehensive document of the NEOs targeted compensation, vested and unvested equity and required share ownership. The Committee uses this information in addition to individual and Company performance, and talent and succession planning when making compensation decisions.

For 2013 the Committee retained Compensation Strategies, Inc. (“CSI”) as its Consultant to assist with:

•	providing competitive market data

•	assessing the competitiveness of the executive compensation programs

•	making recommendations regarding program design based on prevailing market practices and business conditions

•	advising the Committee on:

–	the level of each NEO’s compensation

–	the compensation peer group composition

–	incentive plan performance metrics and design

–	external trends and regulatory developments

–	revisions or additions to the Company’s executive compensation policies

In order to determine market levels, which generally target the 50th percentile, the Committee reviews a market analysis of total compensation for similarly situated executives from peer group companies (“Compensation Peer Group”) that is prepared by the Consultant. Market analysis is performed annually for the CEO and CFO and bi-annually for the remaining NEOs unless market conditions warrant a market study for additional executive roles for the year. For 2013 compensation decisions, the review included the total compensation of all NEOs and executive officers.

Due to the varying sizes of the companies included in the peer group, an analysis was performed comparing the Company’s annual revenues with the annual revenues of the peer group companies, ensuring that all market compensation data is properly adjusted to reflect the Company’s current revenue base. In determining appropriate individual compensation levels for the NEOs, the Committee considers the adjusted market compensation data, the NEO’s skills and individual performance, and the Company’s financial performance.

The Company’s Compensation Peer Group is reviewed annually by the Committee using an analysis conducted by the Consultant. The Company’s peer group for 2013 remained unchanged from 2012. Annual revenues of the companies ranged from $384 million to $6.1 billion with median revenue of $1.9 billion (versus the Company’s 2013 annual revenue of $1.7 billion). Because the Company competes for executive talent with a broad range of companies and industries, the companies included in the Compensation Peer Group are not the same as those included in assessing the Company’s performance as disclosed in the performance graph in the Company’s Annual Report to Shareholders. For 2014 the peer group has been revised based on an analysis conducted by the Consultant. Four companies were removed and four companies were added to maintain a relevant and appropriate peer group size. The annual revenues of the companies range from $525 million to $6.0 billion with median revenue of $2.1 billion (versus the Company’s 2013 annual revenue of $1.7 billion).

The list of companies included in the Compensation Peer Group for 2013 and 2014, together with the companies included in the performance graph that appears in the Company’s Annual Report on Form 10-K, is provided below:

Compensation Peer Group
Company	2013 Compensation Peer Group	2014 Compensation Peer Group
AEP Industries, Inc.		X
Aptar Group, Inc.		X
Avery Dennison	X	X
Bemis Co. Inc.	X	X
Buckeye Technologies, Inc.	X
Cenveo, Inc.	X	X
Clearwater Paper Corp.†	X	X
CSS Industries, Inc.	X
Graphic Packaging Holding Co.	X	X
Greif, Inc.	X	X
KapStone Paper & Packaging Corp. †		X
Lydall, Inc.	X
MeadWestvaco Corp.	X	X
Neenah Paper Co.†	X	X
Packaging Corp. of America	X	X
Potlatch Corp.	X	X
Rayonier, Inc.	X	X
Rock-Tenn Co.	X
Schweitzer-Mauduit International, Inc.†	X	X
Silgan Holdings, Inc.		X
Sonoco Products Co.	X	X
Wausau Paper Corp.†	X	X

†2013 10-K financial performance comparator company

Elements of Compensation

The elements of our executive compensation programs for 2013 included base salary, short- and long-term incentives, minimal perquisites, and retirement and other benefits, as summarized below:

Primary Elements of Compensation
Compensation Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (“STI”)	Annual Cash Bonus (“MIP”)	Motivates and rewards executives for achieving annual financial results
Long-Term Incentives (“LTI”)	Stock Only Stock Appreciation Rights (“SOSARs”)	Provides value through stock price appreciation
	Performance Shares (“PSAs”)	Motivates and rewards executives for achieving three-year cumulative business results
	Restricted Stock Units (“RSUs”)	Typically used on a limited basis to promote retention of key executives to support execution of the Company’s strategic plans.
Other Benefits	Supplemental retirement plans, change-in-control and minimal perquisites	Not performance-based; competitive offerings to attract and retain high caliber executive talent

Pay Mix

Annually the Compensation Committee reviews the mix of base salary, STI, and LTI for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance. This review does not include special retention awards as was the case with Mr. Parrini in 2013, special compensation related to hiring new executives as was the case with Mr. Janki in 2013, or benefits. The Committee believes this approach is appropriate in order to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The mix of compensation varies among NEOs with at least 50% of their target pay considered at risk. Mr. Parrini has the greatest level of at-risk compensation with 69% of his compensation tied to Company performance. The Committee believes this level is appropriate for Mr. Parrini given his role as CEO to deliver and sustain shareholder value.

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation. The base salaries of the NEOs are approved annually by the Committee typically during the first quarter of the calendar year. The Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself

•	Company and individual NEO performance

•	the accountability and complexity of the NEOs role to attaining Company objectives

•	the external competitiveness of the NEO’s compensation

•	internal equity and retention considerations

For 2013, the following NEO base salary increases were approved, effective as of February 1, 2013:

NEO Base Salaries
NEO	Prior Base Salary (effective February 1, 2012)	New Base Salary (effective February 1, 2013)	% change
Dante C. Parrini	$661,500	$850,000	28%
John P. Jacunski	419,199	440,159	5%
Brian E. Janki (1)	N/A	375,000	N/A
Martin Rapp (2)	391,291	416,735	2%
Jonathan A. Bourget (3)	325,340	360,083	6%

(1)    Due to Mr. Janki’s employment date of August 14, 2013, he did not receive a salary increase in 2013.

(2)    Mr. Rapp’s salary is paid in Euros and was 296,770 Euros in 2012, which was increased by 2% to 302,706 Euros on February 1, 2013. The amounts presented above have been converted to United States dollars ($) based on year end exchange rates (2012: 1.3185 $/Euro; 2013: 1.3767 $/Euro).

(3)    Mr. Bourget’s salary is calculated in Euros and was 246,750 Euros in 2012, which was increased by 6% to 261,555 Euros on February 1, 2013. The amounts presented above have been converted to United States dollars ($) based on year end exchange rates (2012: 1.3185 $/Euro; 2013: 1.3767 $/Euro).

As a group, the NEO base salaries were on average 2% below market when compared to the 50th percentile. Mr. Parrini received a base salary increase to $850,000 as of February 1, 2013, to recognize his strong performance in leading the Company’s financial performance and stock price appreciation since assuming the role of CEO in 2011, and to further align his base salary to the 50th percentile of the peer group which prior to the increase was lagging the market. Mr. Parrini does not have an employment agreement with the Company.

Short-Term Incentives:  The Management Incentive Plan

The Company provides an annual, short-term incentive bonus opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary. The Committee establishes target bonuses for the NEOs generally at the 50th percentile of the market but provides flexibility to deviate from the target.

For 2013 target bonuses for the NEOs remained unchanged with the exception of Messrs. Rapp and Bourget, whose target bonus percentages were increased from 45% to 50%. This change further aligns their target bonus to the market. Mr. Janki’s target bonus was also established at 50% when he was hired to lead the Specialty Papers Business Unit.

The following table sets forth targeted bonus levels for each NEO:

NEO MIP Target Bonus
NEO	2013 Target Bonus (as a percentage of 2013 Base Salary)	Eligible Salary	2013 Target Bonus
Dante C. Parrini	95%	$850,000	$807,500
John P. Jacunski	60	440,159	264,095
Brian E. Janki (1)	50	125,000	62,500
Martin Rapp (2)	50	416,735	208,368
Jonathan A. Bourget (2)	50	360,083	180,041

(1)    Mr. Janki’s 2013 target was pro-rated based on his August 14, 2013 employment date. He was guaranteed a minimum payment of $44,750 for 2013 to offset lost compensation from his previous employer.

(2)    Messrs. Rapp and Bourget’s salaries and target bonuses are calculated in Euros. Amounts presented here have been converted to United States dollars ($) using the performance period year end rate of 1.3767 $/Euro.

In February each year, the Compensation Committee, in consultation with the Audit Committee, determines the degree to which the pre-established MIP performance metrics have been met. The Compensation Committee also decides whether to award bonuses to the NEOs, and at what level. The amount ultimately received by the NEOs and other eligible executives depends on the achievement of performance metrics. The Compensation Committee may use its discretion to adjust any bonus earned by any NEO or other executive downward. Any downward adjustment to the CEO’s bonus would need approval by the independent members of the Board. The Compensation Committee does not have discretion to increase any bonus earned by any NEO or other executive.

For 2013, the Compensation Committee adopted a MIP design consistent with the design used in 2012 incorporating the following two metrics for all NEOs:

•	ONI – defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”) adjusted to exclude after-tax pension income or pension expense, gains from the sale of timberlands, and certain other items as specified by the Committee; and

•	Free Cash Flow – defined as operating cash flows minus capital expenditures, and adjusted to exclude certain items as specified by the Committee.

•	The Company’s business unit leaders (Messrs. Rapp, Janki, and Bourget) were also measured on operating profit for their respective business units in addition to the Company’s ONI and Free Cash Flow. Operating profit is determined in accordance with US GAAP and is adjusted to exclude pension expense and certain non-recurring items as determined by the Committee.

These metrics were originally chosen to focus NEOs and other key executives on generating earnings and effectively managing cash flow. The Committee supported using these metrics in 2013 to reinforce the Company’s operational and strategic objectives.

In 2013 the performance metrics were weighted as follows for the NEOs:

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit were derived using the Company’s 2013 budgeted levels which were approved by the Board.

The Committee incorporated a requirement that the Company achieve minimum performance before any bonus may be earned (“Bonus Threshold Performance”). For 2013, the Bonus Threshold Performance was 80% of the financial target. A maximum performance (“Maximum Performance”) was established at 140% of the financial target for each metric. Payment amounts for achieving the Bonus Threshold Performance was 50% of the NEOs’ target bonus opportunities; payment amounts for achieving the maximum performance was 200% of the NEOs’ target bonus opportunities. The threshold and maximum payout opportunities are based on advice received from the Consultant regarding market practices and remained unchanged from 2012.

The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2013 MIP:

NEO MIP Performance Metrics and Payout Levels
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual 2013 Result	Metric Achievement Factor	MIP Payout % (weighted)
Operating Net Income	$52.5	$65.6	$91.8	$57.3	68.6%	} 94.2%
Free Cash Flow	54.2	67.7	94.8	93.9	196.9%
Specialty Papers Business Unit Operating Profit (1)	48.2	60.3	84.4	39.7	0%	56.5%
Composite Fibers Business Unit Operating Profit (1)	33.4	41.7	58.4	46.2	112.8%	101.6%
Advanced Airlaid Materials Business Unit Operating Profit (1)	16.1	20.1	28.2	21.4	116.7%	103.2%

[1] Business unit NEO metric weighting: 48% ONI, 12% Cash Flow, 40% Business Unit Operating Profit

The Committee considered the impact of the Dresden acquisition when determining 2013 performance. The Committee did not change the MIP performance targets but determined it would include the operating net income and free cash flow results, inclusive of acquisition and integration costs, generated by Dresden to the extent it differed from 90% of the acquisition’s business case as approved by the Board, to reflect the inherent risk associated with the acquisition. The Committee believed this approach appropriately rewarded Management for successfully acquiring and integrating Dresden given Dresden’s immediate accretive value as reflected by the increase in the Company’s stock price and valuation multiple.

The resulting MIP payments for our NEOs based on the financial results above were as follows:

NEO MIP Payments
NEO	2013 MIP Target Bonus	2013 MIP Payout Percent	2013 MIP Payment
Dante C. Parrini	$807,500	94.2%	$760,665
John P. Jacunski	264,095	94.2	248,778
Brian E. Janki (1)	62,500	56.5	44,750
Martin Rapp (2)	208,368	101.6	211,702
Jonathan A. Bourget (2)	180,041	103.2	185,803
(1)	Mr. Janki’s MIP payment was pro-rated to reflect his service based on his August 14, 2013 employment date. He was guaranteed a minimum payment of $44,750 for 2013 to offset lost compensation from his previous employer.

(2)	Messrs. Rapp and Bourget’s target bonuses are calculated in Euros. Amounts presented here have been converted to United States dollars ($) using the performance period year end rate of 1.3767 $/Euro.

Long-Term Incentives: The Long-Term Incentive Plan

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to its shareholders. Generally in February each year the Committee determines the amount of long-term compensation to be granted to executives by targeting the 50th percentile of the market but provides flexibility to deviate from the target. The Company’s 2013 Long-Term Incentive Plan (“LTIP”) is designed to be 100% performance-based. The design is consistent with 2012 and is comprised of performance shares awards (“PSAs”) and Stock Only Stock Appreciation Rights (“SOSARs”). Awards granted under the Company’s LTIP typically vest over a three year period except in the case of retention awards which typically vest in five years. The Committee has the flexibility to adjust the vesting period for new awards if the need arises to attract and employ newly-hired executives and offset potential loss of compensation from a former employer.

2013 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (50%)

•    Ability to earn shares of Company common stock upon the attainment of pre-established three year performance goals (January 1, 2013 through December 31, 2015)

•    Threshold performance level: 50% of a NEOs target opportunity for 80% achievement.
Maximum performance level: 150% of a NEOs target opportunity for 140% achievement.

•    Weighted 40% on cumulative adjusted EBITDAP (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items)

•    Weighted 60% on Return on Capital Employed (“ROCE”) – three-year average

• Align Executive and shareholders’ interests to drive stock price appreciation • Drive long-term earnings growth and effective utilization of capital
SOSARs (50%)	• Ability to realize value is entirely dependent on appreciation in the Company’s common stock price upon vesting.	• Company Stock Price	• Align Executive and shareholders’ interests to drive stock price appreciation

The PSAs and SOSARs granted to the NEOs during 2013 were based on NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market analysis for each position. The following table provides an overview of the 2013 SOSARs and PSA target awards granted in 2013:

2013 LTI Grants (1)
	SOSARs	Performance Shares
NEO		Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (150% payout at Maximum)
Dante C. Parrini	98,010	0	30,640	45,960
John P. Jacunski	39,780	0	12,440	18,660
Brian E. Janki (2)	N/A	0	29,715	44,572
Martin Rapp	22,170	0	6,930	10,395
Jonathan A. Bourget	18,310	0	5,720	8,580

(1)	Additional details regarding the NEOs’ 2013 LTI grants can be found in the Grants of Plan-Based Awards table.

(2)	Mr. Janki was granted a total of 29,715 performance shares in 2013, which consisted of 15,599 performance shares for the 2013 grant cycle as well as 14,116 performance shares as part of the 2012 to 2014 performance period to immediately align his interests with the long-term objectives of the Company.

CEO Retention Grant

In addition to his annual equity award, Mr. Parrini received a retention grant of 100,000 restricted stock units designed to retain his strong leadership over the next five years. The Board believes Mr. Parrini’s role as CEO is critical to the future success of the Company given his ability to execute the Company’s strategy since assuming the role of CEO in 2011 and as the Company continues to expand its global footprint. The amount of the grant was determined to be sufficient to provide a strong retention incentive and to provide a sufficient reward for his leadership over an extended period. Mr. Parrini must remain continuously employed for five years to receive the award.

Senior Leaders’ Retention Grants

Messrs. Jacunski and Rapp were each provided a retention grant in February 2014 of 15,892 and 14,988 restricted stock units respectively. Similar to Mr. Parrini, the Board believes Messrs. Jacunski and Rapp are essential to executing the Company’s strategic plan. The amount of the grants was determined to be sufficient to provide a strong retention incentive and to provide sufficient reward for their leadership over an extended period. Both Messrs. Jacunski and Rapp must remain continuously employed for five years to receive the award.

Vesting of 2011 Performance Share Grants

2013 represents the third consecutive year the LTIP program was designed to include PSAs with a three-year performance period. The chart below illustrates the overlapping performance cycles for PSA grants:

PSAs granted in 2011 vested on December 31, 2013 following the conclusion of the three-year performance period. The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered by the NEOs during the performance period:

Performance Share Performance Goals
	Cumulative Adjusted EBITDAP (millions) – Weighted 40%	ROCE – (three year average) Weighted 60%
Target	$577.1	9.6%
Actual	$515.4	8.9%
Percent Achievement	73.3%	81.6%
Payout Percent	78.3%

Similar to treatment under the MIP, the Committee considered the impact of the Dresden acquisition when determining the earned PSAs for the 2011 – 2013 grant. The Committee did not change the LTIP performance targets but determined it would include the investment made to acquire Dresden as well as the EBITDAP results generated by Dresden, excluding acquisition and integration costs. The target performance shares and shares awarded to the NEOs are as follows:

NEO Performance Shares Earned from 2011 Grant
NEO	Target Performance Shares (1)	Payout (as a % of Target)	Actual Shares Awarded
Dante C. Parrini	26,181	78.3%	20,499
John P. Jacunski	11,670	78.3%	9,137
Brian E. Janki(2)	N/A	N/A	N/A
Martin Rapp	6,489	78.3%	5,080
Jonathan A. Bourget	5,000	78.3%	3,915
(1) Target shares include dividends accrued during the performance period.
(2) Mr. Janki was ineligible for shares from the 2011 to 2013 performance period based on his employment date of August 14, 2013

The Company’s 2014 LTIP design continues to be 100% performance-based and consists of PSAs and SOSARs, each weighted 50%. The Committee has again selected cumulative adjusted EBITDAP and ROCE as the dual criteria for determining the attainment of PSAs. The weightings for these two performance metrics will remain 40% and 60%, respectively, of each NEO’s performance share award. Payment amounts for achievement of the threshold performance levels equal 50% of the target PSAs; achievement of the maximum performance results in payments equal to 200% of the target PSAs. The maximum was adjusted from 150% in prior year’s grants to 200% to provide greater incentive to executives to achieve above-target results and be better aligned with market practices at the 50th percentile.

Perquisites

Perquisites are offered to certain NEOs on a limited basis. The Compensation Committee believes perquisites should be a minimal part of executive compensation. Perquisites include two country club memberships for Mr. Parrini, and, as is customary for executives in Europe, a car allowance for Messrs. Rapp and Bourget. In 2014 all NEOs are eligible to receive a company-paid executive physical and executive long term disability coverage. The U.S. NEOs who elect to receive executive long term disability coverage, receive imputed income. Perquisite details can be found in the Summary Compensation Table.

Post-Employment Compensation

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace. The NEOs participate in the following pension plans:

	Qualified Pension Plan		SERP		Other
	Traditional Plan	Cash Balance	Restoration	FAC Pension	SMPP	Other Arrangement
D. C. Parrini	Ö		Ö	Ö
J. P. Jacunski	Ö		Ö		Ö
B. E. Janki		Ö(1)	Ö
M. Rapp						Ö
J. A. Bourget						Ö
(1) Mr. Janki will be eligible to participate once he has completed twelve months of service.

The Committee has established a non-qualified Supplemental Executive Retirement Plan (“SERP”) consisting of two post-employment benefits for certain NEOs and other executives who have been nominated by the Company and approved by the Committee to participate in this plan, as well as a Supplemental Management Pension Plan (“SMPP”) consisting of the Early Retirement Supplement, which is available to certain management and executive employees who are not eligible for the FAC Pension under the SERP and who retire from employment with the Company on or after age 55 but prior to age 65. Mr. Rapp is a German citizen who does not participate in the U.S. plans, and as such has a separate individual pension arrangement with the Company. Mr. Bourget resides in Switzerland, is not a U.S. citizen and does not participate in our U.S retirement or savings plans. Instead, he participates in a Swiss Pension Plan (also known as BVG) which includes supplemental retirement, death, and disability benefits above the statutory legal requirements which is a common competitive employment practice in Switzerland. Details regarding payments and potential payments to the NEOs under all pension plans are discussed in the Pension Benefits section on page 48.

Nonqualified Deferred Compensation

None of the NEOs have deferred compensation with the exception of Mr. Bourget. Details are shown on the nonqualified deferred compensation table on page 51.

Additional Compensation Policies and Practices

Change-in-Control Arrangements

The Company has entered into Change-in-Control Agreements with each of the NEOs and certain other executives. The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders during a takeover despite the risk of losing their jobs. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying change in control (as defined in the agreements) including an amount to cover applicable excise taxes (a “ tax gross-up”) imposed under the Internal Revenue Code (the “Code”). Since 2011, all new Change-in-Control Agreements do not provide a tax gross-up provision; therefore, Messrs. Bourget and Janki are not subject to any tax gross-up provisions.

The Company’s equity grant agreements outline the terms and conditions for accelerating equity vesting if a change in control occurs. All grant agreements after March 2009 include “double trigger” provisions which accelerate vesting in the event of a change of control only if the executive is terminated without “Cause” or quits with “Good Reason” (as defined in the applicable agreement). Additional details on potential payments in the event of a change-in-control are discussed beginning on page 52.

Clawback Policy

In 2013 the Company adopted an executive compensation clawback policy to be effective in 2014. The Compensation Committee has the discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement, if performance-based compensation is paid within a three-year period prior to the date the Company is required to prepare the restatement that is in excess of what the NEO or executive officer would have otherwise received absent the material noncompliance. Recoupment is applicable to an executive directly accountable for the cause of the restatement and could apply to any officer in an upward reporting hierarchy to the responsible individual. In addition, a recoupment could occur for compensation paid in a fiscal year when an officer engages in intentional misconduct in performing his or her duties.

Executive Share Ownership Guidelines

The Company’s executives historically have held a significant portion of their personal wealth in the Company’s common stock. The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines (the “Executive Share Ownership Guidelines”). These guidelines were originally established in 2002 and consist of minimum stock ownership targets that are based on a stock price of approximately $13.00 (the closing price of the Company’s common stock on the date that the guidelines were initially adopted) and the base salary at the time the individual became subject to the guidelines. The Committee determines the guidelines using a multiple of each senior executive’s base salary. Depending on the executive’s position, the Executive Share Ownership Guidelines require the executive to own sufficient Company stock that ranges in value from one times to, in the case of the CEO, four times the senior executive’s base salary.

Equity that counts toward satisfying the Executive Share Ownership Guidelines include shares owned outright by the executive, or his or her partner or dependent children, vested and unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on either unexercised vested stock options or SOSARs. Newly hired or promoted executives have up to five years from the time that the executive became subject to the Executive Share Ownership Guidelines to meet the applicable guideline. The Committee may reduce future long-term incentive awards for any executive who fails to meet the Executive Share Ownership Guidelines, depending on the circumstances.

For 2014, the Company has adopted new executive share ownership guidelines to effectively align with the Company’s long-term growth strategy. The new guidelines include an increase in the salary multiple for determining required holdings from 4x to 5x for the CEO, from 2x to 3x for the CFO and from 1x to 2x for all remaining executives. The value of required ownership will be adjusted for future salary increases and the number of shares needed to be owned will be affected by changes in stock price. Directly owned shares, vested restricted shares, beneficially owned shares held indirectly (e.g. by family members, trusts, etc.) and shares held in the 401(k) plan are eligible toward satisfying ownership guidelines. There is no required time period for attaining the guideline level. Until the guideline level is attained, executives must retain 50% of net profit shares realized at exercise of stock options, payment of performance shares, and vesting of restricted shares. In June of each year the number of shares required will be calculated based on the NEO’s annual salary at that time and the average of the prior year’s average monthly stock prices. The Committee will review executives’ progress toward satisfying the requirements annually.

The chart below illustrates the 2013 and new share ownership guidelines for 2014 as well as NEO share holdings toward these guidelines:

2013 Share Ownership Guidelines				2014 Share Ownership Guidelines
Name	Current Ownership Guideline (Relative to Starting Base Salary)	Current # of Shares Required	# of Shares held as of 12/31/2013	New Ownership Guideline (Relative to Base Salary)	New # of Shares Required (as of 1/1/2014)	# of Shares held as of 12/31/2013
Dante C. Parrini	4X	71,700	349,842	5X	174,360	64,934
John P. Jacunski	2X	30,400	119,306	3X	54,170	44,319
Brian E. Janki	1X	28,800	17	2X	30,760	17
Martin Rapp	1X	22,800	67,321	2X	34,190	23,362
Jonathan A. Bourget	1X	22,800	14,288	2X	29,540	2,077

Insider Trading Policy

The Company has an Insider Trading Policy which prohibits certain employees, including all of the NEOs, from purchasing or selling Company’s securities during certain periods and requires these employees to pre-clear purchases or sales of Company’s securities with the Company’s General Counsel. The Insider Trading Policy was updated in 2013 to adjust standard quarterly trading blackout periods, add a policy prohibiting the hedging and/or pledging of Company shares, and require a written acknowledgement from all employees of their receipt and understanding of the policy.

Results of 2013 Say-on-Pay Vote

The third advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) was held at the 2013 Annual Meeting as required by Dodd-Frank legislation. Glatfelter’s 2013 Say-On-Pay vote passed with 94.8% support. After receiving a favorable say-on-pay vote from shareholders in 2011, 2012 and 2013, the Compensation Committee continued to apply the same general principles in 2013 as were used in 2011 and 2012 when determining the amounts and types of executive compensation.

Tax Deductibility under Section 162(m)

Certain awards made under the LTIP and the 2005 MIP will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. The Committee has established procedures to maintain tax deductibility; however the Committee has not established a policy requiring all executive compensation be exempt from the limitations on business deductions provided in Section 162(m) of the Code, as amended. The Committee expects that all 2013 MIP bonus payments, payments under the performance shares of the LTIP, or any compensation received by executives from the exercise of stock options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

Role of the Compensation Committee and Consultant Independence

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or other advisors as needed. The Committee provides oversight and approves related fees and retention terms of the consultants, counsel, or advisors, and may select a compensation consultant, legal counsel or other advisor only after assessing that person’s independence from Management or members of the Committee.

The Committee has engaged Compensation Strategies, Inc. (the “Consultant”), an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to the Company’s Management in the area of executive and non-employee director’s compensation for the Company. The Consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments.

The Company also engaged Morgan Lewis & Bockius, LLP, external legal counsel, to provide advice and assistance on executive compensation programs. Morgan Lewis was authorized by the Committee to work with certain executive officers and other employees in the human resources and legal departments. Morgan Lewis does not provide any other services, including human resources, benefits, or related services to the Company, Committee, or the Board.

The Chairperson of the Committee is responsible for leading the Committee and developing meeting agendas. The Committee may form subcommittees and delegate authority. The meetings of the Committee are regularly attended by the Committee’s independent compensation consultant. The CEO, CFO, Senior Vice President of Human Resources and Administration and the Vice President, General Counsel & Secretary also generally attend the Committee meetings. Any members of Management present at the meeting, including the CEO, are asked to leave prior to any discussions of their compensation. The Committee holds a final executive session with only independent board committee members before approving any compensation.

The Committee has established several practices to ensure the Consultant’s independence, candor, and objectivity. The Consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of Management present, and consults with the Committee’s chairman between meetings. Management periodically reports to the Committee the fees paid for services performed by the Consultant, and the Committee approves the annual work plan and budget for the Consultant.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with Company Management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2013.

The information disclosed in this report shall not be considered as “soliciting material,” or to be “filed” with the SEC. This information is not subject to Regulation 14A, 14C, or the liabilities of Section 18 of the Exchange Act.

Lee C. Stewart (Chairperson)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2013 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2013	Year	Salary	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Non qualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Dante C. Parrini (6)	2013	$834,292	$3,180,550	$553,110	$760,665	$156,000	$66,062	$5,550,679
Chairman &	2012	658,875	454,563	423,096	666,319	930,000	57,569	3,190,422
Chief Executive Officer	2011	630,000	309,102	360,493	596,081	731,000	50,637	2,677,042

John P. Jacunski	2013	$438,412	$228,398	$224,494	$248,778	$83,000	$22,587	$1,245,669
Executive Vice President &	2012	417,536	184,198	167,936	266,686	146,000	15,277	1,197,633
Chief Financial Officer	2011	398,268	137,783	160,737	283,307	96,000	12,701	1,088,797

Brian E. Janki (9)	2013	$143,466	$811,517	$0	$44,750	$0	$603,062	$1,602,795
Vice President & General
Manager, SPBU

Martin Rapp (7)	2013	$401,397	$127,235	$125,114	$211,702	$179,000	$25,549	$1,069,997
Senior Vice President &	2012	379,787	100,997	92,094	151,500	474,000	23,467	1,221,845
General Manager, CFBU	2011	388,175	76,616	89,407	206,867	49,000	22,704	832,768

Jonathan A. Bourget (8, 9)	2013	$345,759	$105,019	$103,331	$185,803	$0	$90,984	$830,896
Vice President & General
Manager, AMBU

(1)	The amounts reflect the fair market value of RSUs and/or Performance Share Awards (“PSAs”) granted in 2013, 2012 and 2011. The method used to calculate these amounts is set forth in footnote [8] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. With respect to PSAs, dividends paid on the Company’s common stock are assumed to be reinvested by the recipient in additional PSAs. RSUs earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock.

(2)	The amounts reflect the dollar value recognized, in accordance with the Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” No. 718 for financial statement reporting purposes during 2013, 2012 and 2011. The method used to calculate these amounts is indicated in footnote [9] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

	2013	2012	2011
Dividend yield	2.18%	2.31%	2.87%
Risk-free rate of return	0.99	1.02	2.55
Volatility	39.62	41.48	41.91
Term	6 years	6 years	6 years

(3)	The 2013, 2012, and 2011 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”) as amended and restated. See discussion of the MIP in the Compensation Discussion and Analysis on page 33 of this proxy statement.

(4)	For each of the Named Executive Officers, the amounts reflect the actuarial increase in the present value of such Named Executive Officer’s benefits under all pension plans established by the Company, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements. None of the NEOs have deferred compensation.

(5)	Other compensation includes the following:

	401(k) Match	Perqu isites (i), (ii)	RSU Dividends	PSA Dividend Shares	Life Insurance Premium (iii)	Other Compen- sation (iv)	Other Relo (v)	Total
2013
Parrini	$3,825	$11,272	$28,336	$21,252	$1,377	$ -	$ -	$66,062
Jacunski	3,825	-	4,190	13,858	714	-	-	22,587
Janki	961	-	-	2,441	608	503,837	95,215	603,062
Rapp	-	15,746	4,367	4,940	496	-	-	25,549
Bourget	-	25,996	522	4,156	9,767	50,543	-	90,984

i	The amount included in the “Perquisites” column for Mr. Parrini represents country club dues paid by the Company.

ii.	The amounts included in the “Perquisites” column for Messrs. Rapp and Bourget represent a car allowance paid for by the Company.

iii.	The amounts included in the “Life Insurance Premium” column represent the annual premium paid by Company. For Mr. Rapp the amount is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2013, or 1.3282 $/€. For Mr. Bourget the amount is paid in Swiss francs (CHF) and represents the company paid premium for death and disability insurance. Amounts presented have been converted to United States dollars ($) using the average exchange rate for 2013, or 1.0791 $/CHF.

iv.	The amounts included in the “Other Compensation” column for Mr. Janki consist of a sign on bonus and cash paid to offset lost long term and short term incentive compensation from his previous employer. The amount listed for Mr. Bourget represents the employer contribution into the Swiss supplemental contributory pension plan which is paid in Swiss francs (CHF), converted to United States dollars at the same exchange rate listed in (iii) above.

v.	The amounts included in the “Other Relo” column for Mr. Janki represent relocation related payments made as part of his employment offer and Company relocation policies.

(6)	Mr. Parrini’s change in compensation from 2012 to 2013 was mainly driven by his retention stock award valued at $2,618,000, a $175,417 increase in his base salary, offset by $774,000 related to a lower increase in the present value of pension benefits.

(7)	Mr. Rapp’s cash compensation is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2013, or 1.3282 $/€ (performance period year end rate of 1.3767 $/€ was used for non-equity incentive calculation conversion.) Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €320,217, €295,370, and €278,861 for 2013, 2012, and 2011, respectively.

(8)	Mr. Bourget’s cash compensation is determined in Euros (EUR) and payable in Swiss francs. Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2013, or 1.3282 $/€ (performance period year end rate of 1.3767 $/€ was used for non-equity incentive calculation conversion.) Mr. Bourget’s cash compensation (not including automobile expense reimbursement) was 320,917 CHF for 2013.

(9)	Participant is not eligible to participate in the applicable pension plan(s).

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards in 2013:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)					All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
Parrini	02/15/13	403,750	807,500	1,615,000
	03/05/13				30,640				562,550
	03/05/13						98,010	18.36	553,110
	12/12/13				100,000	(4)			2,618,000

Jacunski	02/15/13	132,048	264,095	528,190
	03/05/13				12,440				228,398
	03/05/13						39,780	18.36	224,494

Janki	08/14/13	31,250	62,500	125,000
	08/14/13	-	-	-	14,116				385,500
	08/14/13				15,599				426,000

Rapp	02/15/13	104,184	208,368	416,736
	03/05/13				6,930				127,235
	03/05/13						22,170	18.36	125,114

Bourget	02/15/13	90,021	180,041	360,082
	03/05/13				5,720				105,019
	03/05/13						18,310	18.36	103,331

(1)	The amounts shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2013, the Company’s operating net income resulted in a MIP payment made in February 2014 equal to 94.2% of target for Messrs. Parrini and Jacunski, 101.6% for Mr. Rapp, 103.2% for Mr. Bourget. Mr. Janki was guaranteed a payment of $44,750 as part of his 2013 compensation package.

(2)	The amounts shown reflect the target amount of a Performance Share Award to the Named Executive Officers under the LTIP. The actual number of shares paid out will range from 0% to 150% of the target amount depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of SOSARs to the Named Executive Officers under the LTIP. The method used to calculate the fair value of SOSAR awards is indicated in footnote [9] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	This amount represents a retention grant of Restricted Stock Units to Mr. Parrini with a five-year cliff vesting provision.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards as of December 31, 2013:

Name	Option Awards						Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)			Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested( #)			Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

	Exercisable	Unexercisable
D. C. Parrini	36,900 42,800 45,760 169,510 66,300 58,760 28,377 0	0 0 0 0 0 29,380 56,753 98,010	15.94 14.78 13.44 9.91 13.95 12.56 15.61 18.36	(2 (2 (2 (2 (2 (2 (2 (2	) ) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 05/05/19 03/03/20 03/03/21 03/06/22 03/05/23	05/05/09 03/03/10 06/28/10 03/03/11 03/06/12 03/05/13 12/12/13	3,503 3,533 55,360 24,610 29,120 30,640 100,000	(3 (3 (4 (5 (5 (5 (4	) ) ) ) ) ) )	96,823 97,652 1,530,150 680,220 804,877 846,890 2,764,000

J. P. Jacunski	21,500 24,900 27,250 101,170 44,880 26,200 11,263 0	0 0 0 0 0 13,100 22,527 39,780	15.94 14.78 13.44 9.91 13.95 12.56 15.61 18.36	(2 (2 (2 (2 (2 (2 (2 (2	) ) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 05/05/19 03/03/20 03/03/21 03/06/22 03/05/23	05/05/09 03/03/10 03/03/11 03/06/12 03/05/13	2,090 2,393 10,970 11,800 12,440	(3 (3 (5 (5 (5	) ) ) ) )	57,768 66,143 303,211 326,152 343,842

B. E. Janki							08/14/13 08/14/13	14,116 15,599	(7 (7	) )	390,166 431,156

M. Rapp	12,400 14,400 15,390 56,890 25,300 14,573 6,177 0	0 0 0 0 0 7,287 12,353 22,170	15.94 14.78 13.44 9.91 13.95 12.56 15.61 18.36	(2 (2 (2 (2 (2 (2 (2 (2	) ) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 03/05/19 03/03/20 03/03/21 03/06/22 03/05/23	05/05/09 03/03/10 03/03/11 03/03/11 03/06/12 03/05/13	1,287 1,346 1,567 6,100 6,470 6,930	(3 (3 (6 (5 (5 (5	) ) ) ) ) )	35,573 37,203 43,312 168,604 178,831 191,545

J. A. Bourget	23,600 11,227 5,900 0	0 5,613 11,800 18,310	11.92 12.56 15.61 18.36	(2 (2 (2 (2	) ) ) )	07/23/20 03/03/21 03/06/22 03/05/23	07/23/10 03/03/11 03/06/12 03/05/13	1,153 4,700 6,180 5,720	(3 (5 (5 (5	) ) ) )	31,869 129,908 170,815 158,101

(1)	Calculated based on the closing price of the Company’s common stock on December 31, 2013 ($27.64).

(2)	Represents SOSARs with a 10-year term, which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. For more information on SOSARs, see the discussion of long-term incentive compensation in “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement.

(3)	Represents RSUs which vest ratably, with one third of the units vesting on the third, fourth and fifth anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(4)	Represents RSUs which vest 100% on the fifth anniversary of the grant date, with all shares being delivered on the vesting date.

(5)	The amount shown reflects the target amount of a Performance Share Award (“PSA”). The actual number of shares paid out will range from 0% to 150% of the target amount depending upon attainment of performance goals.

(6)	Represents RSUs which vest ratably, with one third of the units vesting on the first, second and third anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(7)	Represents pro-rated PSA grants to Mr. Janki upon commencement of his employment.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised stock options during fiscal 2013. The following table sets forth information concerning stock grants which vested during fiscal 2013:

	Stock Awards
	Number of Shares Acquired on Vesting		Value Realized on Vesting		Total Value Realized from all Vested Grants
	RSUs(1)	PSAs(2)	RSUs(3)	PSAs(4)
D. C. Parrini	6,440	20,499	$118,238	$597,341	$715,579
J. P. Jacunski	3,830	9,137	70,319	266,252	336,571
B. E. Janki	-	-	-	-	-
M. Rapp	2,170	5,080	39,841	148,031	187,872
J. A. Bourget	-	3,915	-	114,083	114,083
(1)	Represents RSUs granted on March 5, 2008, on which all restrictions lapsed and the shares were paid out on March 5, 2013.
(2)	Represents PSAs granted on March 3, 2011 with a performance period of January 1, 2011 – December 31, 2013, and a vesting date of December 31, 2013, for which shares were paid out on February 14, 2014.
(3)	Based on the closing price of the Company’s common stock of $18.36 on the payout date.
(4)	Based on the closing price of the Company’s common stock of $29.14 on the payout date.

Pension Benefits

Current Pension Benefits of NEOs

The following table sets forth information concerning pension benefits during fiscal year 2013.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
D. C. Parrini	49	Pension Plan	16	346,000	-
		SERP	16	2,479,000	-
J. P. Jacunski	48	Pension Plan	10	175,000	-
		SMPP	10	48,000	-
		SERP	10	273,000	-
B. E. Janki	41	Pension Plan	N/A(2)	N/A	-
		SERP	N/A	N/A	-
M. Rapp	54	Pension Plan	N/A	N/A	-
		Contractual Agreement	11(3)	1,203,000	-
J. A. Bourget (4)	49	Statutory Pension (Switzerland)	N/A	N/A	-
		Supplemental Pension Plan	N/A	N/A	-
(1)	Mr. Parrini’s present value calculation is based on a 5.36% discount rate for the SERP and a 5.24% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2025, age 62 retirement for the SERP and age 63 retirement for the Pension Plan, and no pre-retirement decrements. Mr. Jacunski’s present value calculation is based on a 5.36% discount rate for the SERP, a 4.66% discount rate for the SMPP and a 5.24% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2025, age 62 retirement for the SMPP and age 65 retirement for the SERP and the Pension Plan, and no pre-retirement decrements. Mr. Rapp’s present value calculation is based on a 3.6% discount rate, a 2% postretirement COLA rate, Heubeck Richtafeln 2005G mortality, age 65 retirement, and no pre-retirement decrements. Mr. Bourget is covered under the basic and occupational pension schemes of Switzerland, for which he is eligible for a normal retirement benefit after having attained age 65. Mr. Bourget’s normal form of benefit is a “capital” or a pension annuity. Mr. Bourget is eligible for an early retirement benefit after reaching age 60. His early retirement benefit equals his normal retirement benefit, reduced based on the number of years of early retirement.

(2)	Mr. Janki is not yet eligible to participate in the applicable pension plans.

(3)	Mr. Rapp’s years of credited service include four (4) years of pre-participation service that were granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this 4-year service credit is $437,000.

(4)	Mr. Bourget participates in the statutory Swiss pension plan. Additionally he and the Company contribute funds each year to a supplemental contributory pension plan for which the balance is shown in the nonqualified deferred compensation table on page 51.

Qualified Pension Plan

All eligible salaried employees of the Company participate in the Qualified Pension Plan. This is a tax-qualified defined benefit pension plan.

Salaried employees who were plan participants on January 1, 2007 are eligible for a normal retirement pension beginning at age 65 equal to:

•	1.4% of the participant’s final average compensation multiplied by his or her years of benefit service (to a maximum of 25), plus

•	0.5% of final average compensation for each year of benefit service in excess of 25.

Final average compensation generally means the participant’s highest average compensation over any consecutive five-year period which spans the ten-year period preceding the year of the participant’s retirement, during which the participant had the highest average compensation. However, if a participant does not have five (5) consecutive calendar years of compensation, then final average compensation is determined by dividing compensation over the entire period of participation by the number of years (and fractions of years) in such period.

Eligible compensation generally includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $255,000 for 2013).

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007, who instead participate under a new “cash balance” formula. Mr. Janki will participate under the new benefit formula once he has completed twelve months of service.

Supplemental Executive Retirement Plan

The Compensation Committee has also established a non-qualified Supplemental Executive Retirement Plan (“SERP”) consisting of two post-employment benefits for certain NEOs and other executives who have been nominated by the Company and approved by the Compensation Committee to participate in this plan.

Restoration Pension Benefit

The first benefit available under the SERP, the “Restoration Pension Benefit,” provides those executives whose benefits under the Qualified Pension Plan may be reduced due to legal limits with a supplemental pension benefit. The supplemental benefit restores the portion of the pension benefit that was earned but unable to be paid under the Qualified Pension Plan due to the legal limits provided in the Code. Eligible executives may receive the Restoration Pension Benefit as an annuity or as a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company. Subject to approval of the Compensation Committee, employees will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

Final Average Compensation or “FAC” Pension

The second post-employment benefit available under the SERP is referred to as the Final Average Compensation or “FAC” Pension. The FAC Pension pays a monthly pension benefit equal to a designated percentage of the executive’s average compensation over the five (5) years immediately preceding his retirement, offset by an equivalent value of the participant’s benefits under the Qualified Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension. The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence. If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences. As of 2013, only Mr. Parrini was eligible for the FAC Pension and has elected, under the transition rule, a lump sum distribution of his FAC Pension.

Supplemental Management Pension Plan

The Compensation Committee has also established a Supplemental Management Pension Plan (“SMPP”) consisting of the Early Retirement Supplement, which is available to certain management and executive employees who are not eligible for the FAC Pension under the SERP and who retire from employment with the Company on or after age 55 but prior to age 65 (normal retirement age under the Qualified Pension Plan.) The Qualified Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Qualified Pension Plan pension until at least thirty-six (36) months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Qualified Pension Plan pension (or the sum of the Qualified Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Qualified Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36-month payment period.

Distribution of any SMPP benefit (MIP Adjustment Supplement or Early Retirement Supplement) to a participant who is a “key employee” under IRS rules must, under IRC Section 409A, be delayed until six (6) months following retirement or termination.

Mr. Rapp’s Pension Agreement

Mr. Rapp is covered under a Retirement Pension Contract with the Company dated October 31, 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his “pensionable income” multiplied by his years of service. “Pensionable income” is the average of his base pay plus bonus for the five years immediately preceding his retirement. Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year. Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

Mr. Bourget’s Pension Agreement

Mr. Bourget is covered under the statutory pension scheme of Switzerland as well as a supplemental contributory pension plan which provides certain retirement, death and disability benefits administered by an independent third party for which he is eligible for a normal retirement benefit after having attained age 65. His pension benefit is payable as a lump sum or monthly payment based on assets in the plan at the time of his retirement.

Nonqualified Deferred Compensation

Name	Executive’s Contributions in Last Fiscal Year	Registrant’s Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year
D. C. Parrini	-	-	-	-
J. P. Jacunski	-	-	-	-
B. E. Janki	-	-	-	-
M. Rapp	-	-	-	-
J. A. Bourget	$21,661	$50,543(1)	$122,432	$1,692,947 (2)

(1)	The value of the Company contribution is included in the “other compensation” column of the summary compensation table.
(2)	Approximately 63% of this amount is attributable to balances rolled over from a prior employer pension plan. Mr. Bourget resides in Switzerland, is not a U.S. citizen and does not participate in our U.S. retirement or savings plans. Instead he participates in a Swiss Pension Plan (also known as BVG) which includes supplemental benefits above the statutory legal requirements, as is common practice to be competitive in Switzerland. We have elected to offer our employees in Mr. Bourget’s age category (45 to 54 years of age) a total contribution of twenty-one percent (21%) of base salary as plan contributions. The plan states that the employer will pay 70% of the contribution with the employee contributing the remaining 30%. The figures in this table represent contributions by Mr. Bourget and the Company to the BVG, which are made in Swiss francs and have been converted to United States dollars ($) using the average exchange rate for 2013, or 1.0791 $/CHF and 1.1222 as of December 31, 2013. Contributions earn a guaranteed minimum interest rate of 2.5% which is paid at retirement by an insurance company that underwrites the plan. The participant is eligible to receive the accumulated contributions plus accumulated interest at retirement either in lump sum or monthly payments similar to a life annuity.

Potential Payments upon Termination or Change in Control

Potential payments that could be received by the NEOs in the event the NEO’s employment terminated on December 31, 2013 are set forth below.

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, dependent upon whether the termination results from a change in control as defined below:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance	The NEO would receive a severance payment in an amount equal to 2X (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus

Payments and benefits provided on a non-discriminatory basis to salaried employees generally. The Compensation Committee or the independent directors of the Board may authorize additional severance benefits if determined to be appropriate. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Health & Welfare Benefits

For a period of two years after the date of termination, the Company would continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided if the NEOs employment had not been terminated.

Health and welfare benefits for U.S. based NEOs would cease as of the date eligibility ends based on plan requirements, which is typically the last day of employment. For non-U.S. based NEOs the social benefit system of the resident country would govern eligibility for these benefits rather than employment status.
Short-Term Incentive Compensation (MIP)	The NEO would receive a pro-rated bonus payment, defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus.	The NEO would forfeit the bonus payment, except that in the case of termination due to death, disability, or retirement, the NEO would receive a pro-rated amount.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Long-Term Incentives

For awards made after March 2009, a “double trigger” provision applies under which RSUs and SOSARs will accelerate vesting only upon such termination following a change in control.

Upon such termination, all replacement PSAs will accelerate (upon a change in control, all outstanding PSAs are deemed to have been earned at the greater of target or actual performance through the change in control and replaced with stock in the surviving entity, subject to vesting conditions until the end of the PSAs’ original performance period).

RSUs: If the NEO ceases employment for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested RSUs are forfeited. Restrictions with respect to vested RSUs continue until they would otherwise have lapsed if employment had not terminated. If the NEO is terminated for cause, all outstanding RSUs, whether vested or unvested, are forfeited. For grants prior to 2013 upon death, disability or retirement, unvested RSUs are pro-rated. For grants beginning in 2013, upon death or disability vesting of all RSUs is accelerated and upon retirement, unvested RSUs are pro-rated and paid out at end of the grant term.

SOSARs: If an NEO ceases employment for reasons other than death, disability, retirement or involuntary termination for cause then, for a period of ninety (90) days following such termination, the NEO may exercise any SOSARs that vested prior to such termination and all unvested SOSARs are forfeited. If the NEO is terminated for cause, all outstanding SOSARs, whether vested or unvested, are forfeited. Upon death, disability, or retirement, unvested SOSARs are pro-rated and exercisable for a period of three years.

PSAs: If the NEO ceases employment for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested PSAs are forfeited. Upon the death, disability, or retirement, the NEO will be entitled to receive a pro-rated award following the end of the performance period, provided that the performance goals upon which the award is conditioned are determined to have been achieved.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
401(k) & Pension

In the event that the NEO’s vesting service is insufficient to have earned (a) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (b) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Pension Plan, the Company would pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

–    the NEO’s unvested matching contribution account under the 401(k) Plan; and

–    the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan.

If the NEO is a participant in the Restoration Plan or the FAC Pension, the NEO would become fully vested in the accrued benefit, and the vested benefit would be paid in accordance with the terms of the respective plans.

If the NEO is a participant in the SMPP with at least five (5) years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

–    If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five (5) days of the date of termination; or

–    If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five (5) days following the later to occur of (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

If a NEO leaves the Company before reaching one hundred percent vesting in the Employer Match Contributions of a 401(k) plan, the non-vested portion is forfeited, except upon attainment of age 65 or death which would fully accelerate vesting. All before-tax contributions, rollover contributions, catch-up contributions and investment results on these contributions into a 401(k) plan are always completely vested.

Pension:

Traditional– Participants generally vest upon the first to occur of five (5) years of service or the participant reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date.

Cash Balance- New hires on and after January 1, 2007, participate under a “Cash Balance” plan. Interests under the plan generally vest upon (3) years of service, or upon death or attaining age 65 if earlier.

Rapp – Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company which was entered into during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Termination Not in Connection with a Change in Control

The table below sets forth the value of certain awards granted under the LTIP for which vesting partially accelerates in the event of termination as a result of disability, death or retirement. The values are calculated (a) based on the closing price of $27.64 of the Company’s common stock on December 31, 2013 and (b) as if death, disability or retirement had occurred on December 31, 2013.

Disability/Death/Retirement

	RSUs		SOSARs	PSAs[1]
D. C. Parrini	$4,010,963	(2)	$1,389,472	$818,881
J. P. Jacunski	110,688		576,017	332,049
B. E. Janki	–		–	174,486
M. Rapp	105,905		318,991	183,069
J. A. Bourget	24,646		272,252	166,577
(1)	Assumes achievement of a target performance level at the end of the performance period

(2)	Upon death or disability, Mr. Parrini’s RSU amount would be as shown above; upon retirement, the amount would be $1,274,603.

In the event of termination under any circumstance on December 31, 2013, neither Mr. Jacunski, nor Mr. Janki would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination. Neither Mr. Jacunski nor Mr. Janki has accrued any benefit under the MIP Adjustment Supplement.

The table below sets forth the various monthly payments that Mr. Parrini, Mr. Jacunski or Mr. Janki (or, in certain situations, their spouses) would be entitled to receive for their lifetimes upon termination as of December 31, 2013, under several different circumstances. The payments shown reflect benefit commencement at the earliest possible age. If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Monthly Termination Payments under SERP

Name	Termination Other than Upon Death or Disability		Termination as a Result of Death(1)	Disability (2)
D. C. Parrini	$7,000	(3)	14,000	13,000
J. P. Jacunski	2,000	(3)	2,000	–
B. E. Janki	–	(4)	–	–
M. Rapp	N/A		N/A	N/A
J. A. Bourget	N/A		N/A	N/A
(1)	Represents pension survivor benefits payable to the NEO’s spouse for her lifetime, commencing at the earliest possible age. The death benefits for both Mr. Parrini and Mr. Jacunski would be payable as a lump sum.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 55 for Mr. Parrini. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date.

(3)	Represents the monthly benefit of the Restoration Pension under the SERP, based on service and compensation through December 31, 2013, assuming retirement at age 55. If the NEO separates from service before age 55, the Restoration Pension benefit is determined based on the value of the benefit payable at age 65, reduced by 6% per year to reflect its early commencement. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO for the FAC pension and an amount equal to 50% of the monthly benefit payable to the NEO for the Restoration pension.

(4)	Mr. Janki is not yet eligible to participate in the applicable pension plans.

Termination in Connection with a Change in Control

The following table sets forth amounts that would be provided to each NEO in connection with a termination without cause by the Company or for good reason by the NEO following a change in control.

	Dante C. Parrini	John P. Jacunski	Brian E. Janki	Martin Rapp		Jonathan A. Bourget
Cash Severance Payment	$4,122,500	$1,679,089	$1,195,313	$1,458,468		$1,260,198
Present Value of Incremental Pension Benefit (1)	2,023,000	-	-	-		-
Unvested 401(k) Company Match(2)	-	-	612	-		-
Value of Unvested SOSARs and RSUs(3)	8,175,736	1,631,615	821,323	950,695		757,314
Present Value of Welfare Benefits Continuation(4)	70,395	42,950	42,426	34,659		195,821
Excise Tax Gross-Up	5,204,361	1,043,523	-	773,901	(6)	-
TOTAL (5)	$19,595,992	$4,397,177	$2,059,674	$3,217,723		$2,213,333

(1)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.
(2)	Represents value of unvested portion of Section 401(k) Company match.
(3)	Assumes vesting (as determined under applicable award agreements) and exercise on December 31, 2013.
(4)	Based on current type of coverage and premium levels.
(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table or the value of vested options, SOSARs, or RSUs.
(6)	Subject to applicability.

Change in Control Agreements

As of December 31, 2008, the Company had entered into change-in-control agreements with each of the NEOs except Mr. Janki and Mr. Bourget. Mr. Bourget’s change-in-control agreement was entered into on July 27, 2012 and Mr. Janki’s on August 14, 2013. As described above, under the agreements, each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within two (2) years following a change in control of the Company. Under the agreements, each employee’s employment with the Company would continue for two (2) years from the date of a change in control. During such period, the employee would continue in a position at least equal to the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control.

For purposes of payments made upon termination of employment due to a change in control, a “change in control” means:

•	the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

For purposes of payments made upon termination of employment for cause, “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•	repeated violation by the NEO of his obligations under the Change in Control Employment Agreement or illegal conduct or gross misconduct, which is materially injurious to the Company, demonstrably willful and deliberate, and is not remedied in a reasonable period of time after receipt of written notice from the Company;

•	violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony which is materially injurious to the Company or a plea of guilty or no contest to a charge of a felony which is materially injurious to the Company.

For purposes of payments made upon termination of employment by the NEO for good reason, “good reason” means:

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material diminution in the NEO’s base salary or the Company’s failure to comply with certain provisions of the Change in Control Employment Agreement relating to the NEO’s compensation;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement; or

•	a material change in the office or location of the NEO other than that described in the Change in Control Employment Agreement.

Tax Gross-Up Payments. For Change in Control Agreements in effect before 2011, if any payment or benefit is paid to an executive during the two-year period following a change in control and subject to excise tax imposed by the Code, then an additional payment would be made to the NEO so that the amount he receives on a net basis would be the same amount he would have received absent the excise tax. Beginning in 2011, the provision for excise tax gross-ups was eliminated from the standard Change in Control Agreement for Company executives. Therefore, Messrs. Bourget’s and Janki’s agreements do not contain a tax gross-up provision.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of Internal Revenue Code section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin before six (6) months after termination of employment.

“Double Trigger” Provisions. A double trigger provision accelerates vesting in the event of a change of control and only if that executive is terminated without “Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, RSUs or SOSARs will accelerate vesting only upon such a termination that occurs within two (2) years of a change-in-control event. The Committee believes that the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.

Certain Relationships and Related Transactions

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chairperson, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the Nominating and Corporate Governance Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount which is at least $120,000, in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2013.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a Related Person Transaction which has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chairperson, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chairperson, will take into account, among other factors it deems appropriate:

•	the benefits to the Company of the transactions;

•	the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chairperson, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chairperson, may consult with Management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chairperson), Kathleen A. Dahlberg, Nicholas DeBenedictis, and J. Robert Hall. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with the Company’s Management and its independent registered public accounting firm. The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” The Audit Committee has also discussed with Deloitte its independence from the Company and its management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Richard C. Ill (Chairperson)

Kathleen A. Dahlberg

Ronald J. Naples

Richard L. Smoot

Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401. The Annual Report on Form 10-K and the proxy statement can also be obtained through our website, www.glatfelter.com.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2719, if the shareholder (i) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

Kent K. Matsumoto

Secretary

March 31, 2014

P. H. GLATFELTER COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2014.

Vote by Internet

- Go to **www.investorvote.com/glt**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

☐ 01 - Kathleen A. Dahlberg ☐ 06 - Ronald J. Naples
☐ 02 - Nicholas DeBenedictis ☐ 07 - Dante C. Parrini
☐ 03 - Kevin M. Fogarty ☐ 08 - Richard L. Smoot
☐ 04 - J. Robert Hall ☐ 09 - Lee C. Stewart
☐ 05 - Richard C. Ill

CUMULATIVE VOTING:

Director Nominees	Number of Votes
01 - Kathleen A. Dahlberg	______ Votes FOR
02 - Nicholas DeBenedictis	______ Votes FOR
03 - Kevin M. Fogarty	______ Votes FOR
04 - J. Robert Hall	______ Votes FOR
05 - Richard C. Ill	______ Votes FOR
06 - Ronald J. Naples	______ Votes FOR
07 - Dante C. Parrini	______ Votes FOR
08 - Richard L. Smoot	______ Votes FOR
09 - Lee C. Stewart	______ Votes FOR
Total Votes Cast	______

☐ **CUMULATIVE VOTING:** If you desire to allocate your votes to individual nominees on a cumulative basis, as explained on page 2 of the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. **NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.**

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

01SP9A

2014 Annual Meeting Admission Ticket

Thursday, May 1, 2014 at 9:00 a.m.

York County Heritage Trust, Historical Society Museum
250 E. Market Street, York, PA 17403

Upon arrival, please present this admission ticket, photo identification and any other required documents.

Driving Instructions to the York County Heritage Trust, Historical Society Museum, 250 E. Market Street, York, PA 17403:

From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right.

From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right.

From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above.

From the West: Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P. H. GLATFELTER COMPANY

YORK, PENNSYLVANIA

The undersigned shareholder of P. H. Glatfelter Company hereby appoints Kevin M. Fogarty and Richard L. Smoot each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York County Heritage Trust, Historical Society Museum, 250 E. Market St. York, PA 17403, on Thursday, May 1, 2014, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed and FOR proposals 2 and 3.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.